SUB-ITEM 77Q2:

            Enrique Arzac: A Form 3 was not timely filed to report his appointment as a Director of the Fund on March 21, 2000. A Form 3 was filed on July 2, 2003 to report this event.
            Boon-Hong Yeo: A Form 3 was not timely filed to report his appointment as Chief Investment Officer of the Fund on January 17, 2003. A Form 3 was filed on May 29, 2003 to report this event.